Exhibit 23B

Epstein Weber & Conover, PLC Certified Public Accountants	8950 E. Raintree Dr., Suite 200 Scottsdale, AZ 85260 Phone 480-444-3424 Fax 480-444-3423

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Greens Worldwide Incorporated on Form S-8 pertaining to Greens Worldwide Incorporated 2006 Broadly Based Stock Option Plan of our report dated October 27, 2005, with respect to our audit of the financial statements of US Pro Golf Tour, Inc. as of June 30, 2005 for the period from January 28, 2005 (date of inception) through June 30, 2005.

/s/ Epstein, Weber & Conover, PLC

EPSTEIN, WEBER & CONOVER, P.L.C.
Scottsdale, Arizona
February 2, 2006